Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated April 19, 2013

BASE METALS

BDD PowerShares DB Base Metals Double Long ETN
BDG PowerShares DB Base Metals Long ETN
BOS PowerShares DB Base Metals Short ETN
BOM PowerShares DB Base Metals Double Short ETN

As of the close of April 15th, 2013 new issuances of ETN shares have been reopened. To learn more, please click here.

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals[], which is intended to track the long or short performance of futures contracts relating to aluminum, copper and zinc.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

[GRAPHIC OMITTED]

----------------------------------- ------------ ------------ ------------ ------------
Financial Details
----------------------------------- ------------ ------------ ------------ ------------
                                    BDD          BDG          BOS          BOM
                                    4/19/2013    4/19/2013    4/19/2013    4/19/2013
Last Update                         12:27 PM EST 12:00 AM EST 12:50 PM EST 11:38 AM EST
Price                               8.52         17.99        22.50        14.85
Indicative Intra-day Value          8.50         18.09        22.65        14.88
Last End of Day Repurchase Value(1) 8.6576       18.2504      22.4607      14.6312
Last Date for End of Day Value      4/18/2013    4/18/2013    4/18/2013    4/18/2013
----------------------------------- ------------ ------------ ------------ ------------

ETN History as of 3/31/2013(1) (Growth of $10,000 since June 30, 2008)

[GRAPHIC OMITTED]

PowerShares DB Base Metals ETN
and Index Data
------------------ -----------
Ticker Symbols
Base Metals Double BDD
Long
------------------ -----------
Base Metals Long   BDG

----------------------- ------------- ------ ------ ------- ---------
ETN Performance and Index History(%)(1)
                                                              ETN
As of 3/31/2013         1 Year        3 Year 5 Year 10 Year Inception
----------------------- ------------- ------ ------ ------- ---------
ETN Performance
----------------------- ------------- ------ ------ ------- ---------
Base Metals Double Long -25.49        -19.10     -       -  -19.32
----------------------- ------------- ------ ------ ------- ---------
Base Metals Long        -12.31         -7.67     -       -   -6.04

Base Metals Short          BOS
Base Metals Double         BOM
Short
Intraday Indicative Value
Symbols
Base Metals Double       BDDIV
Long
Base Metals Long         BDGIV
Base Metals Short        BOSIV
Base Metals Double       BOMIV
Short
CUSIP Symbols
Base Metals Double   25154K841
Long
Base Metals Long     25154K825
Base Metals Short    25154K833
Base Metals Double   25154K858
Short
Details
ETN price at listing    $25.00
Inception date         6/16/08
Maturity date           6/1/38
Yearly investor fee      0.75%
Listing exchange     NYSE Arca
Index Symbol           DBBMIX

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure Acceleration risk Credit risk of the issuer

Benefits

Leveraged and short notes Relatively low cost Intraday access Listed
Transparent

------------------------------- ------ ----- ----- --- ------
Base Metals Short                8.49   1.24    -   -   -2.52
Base Metals Double Short        14.17  -2.29    -   -  -11.14
Index History
Deutsche Bank Liquid Commodity
Index-Optimum Yield Industrial -11.74  -7.06 -6.33  -   -5.53
Metals
Comparative Indexes(2)
SandP 500 Index                 13.96  12.67  5.81  -    5.51
Barclays Capital U.S. Aggregate  3.77   5.52  5.47  -    6.16
------------------------------- ------ ----- ----- --- ------

Index Weights
---------------- -------------------- ----------
As of 4/15/2013
---------------- -------------------- ----------
Commodity        Contract Expiry Date Weight (%)
---------------- -------------------- ----------
Aluminium                10/16/2013        33.47
---------------- -------------------- ----------
Copper - Grade A          3/19/2014        33.22
---------------- -------------------- ----------
Zinc                     12/18/2013        33.30

Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index -
Optimum Yield Industrial Metals[] is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity
Index -- Optimum Yield Industrial Metals Excess Return[] (the "Base Metals
Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill
Index"), resetting monthly as per the formula applied to the PowerShares DB
Base Metals ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

(2)The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

Important Risk Considerations
The PowerShares DB Base Metals ETNs may not be suitable for investors with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Base Metals ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base
Metals ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay.
The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Base Metals ETNs include limited portfolio diversification, full principal at risk, trade price fluctuations, illiquidity and leveraged losses.
Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB
Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the
PowerShares DB Base Metals ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Base Metals ETNs may not be suitable for all investors.

The PowerShares DB Base Metals ETNs provide concentrated exposure to notional positions in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. Because the ETNs provide concentrated exposure to notional positions in futures contracts of a single commodity sector, they are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbxus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you
may request a prospectus by calling 800.983.0903 | 877.369.4617, or you may
request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. nor Invesco PowerShares is affiliated with Deutsche Bank.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.